Exhibit 99.2

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of [●], 20●, between Bragg Gaming Group Inc., a corporation formed under the laws of Canada (“Resulting Issuer”) and K.A.V.O. Holdings Limited (the “Investor”).

RECITALS

WHEREAS the Investor and the Resulting Issuer agree that this Agreement shall govern the rights of the Investor to receive registration rights from the Resulting Issuer, receive certain information from the Resulting Issuer and to exercise certain control and governance rights, and shall govern certain other matters as set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1        “Affiliate” means, with respect the Investor, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Investor.

1.2        “Board” means the board of directors of the Resulting Issuer.

1.3        “Canadian Securities Laws” means the securities laws of each province and territory of Canada, and the rules, instruments, regulations, notices and policies of each securities commission or other securities regulatory authority in each province or territory in Canada.

1.4        “Common Shares” means Common Shares in the capital of the Resulting Issuer.

1.5        “control” means: (a) with respect to any corporation, the direct or indirect ownership, beneficially or legally, of voting securities in the capital of such corporation, to which are attached more than 50% of the votes that may be cast to elect the directors of such corporation and such votes are sufficient (if exercised) to elect a majority of the directors; and (b) with respect to a partnership, trust, syndicate or other entity, actual power or authority to manage and direct the affairs of, or direct or indirect ownership of more than 50% of the beneficial interest in such entity, and “controlled” and “controlling” shall have a corresponding meaning.

1.6        “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other Canadian or U.S. federal, provincial or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Resulting Issuer, including any preliminary prospectus or final prospectus whether contained in any registration statement or otherwise or any amendments or supplements thereto; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any Canadian provincial or U.S. state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any Canadian provincial or U.S. state securities law.

1.7        “Delay” has the meaning set forth in Section 2.1(c)(i) of this Agreement.

1.8        “Demand Registration Request” has the meaning set forth in Section 2.1 of this Agreement.

1.9        “Equity Incentive Plan” means any equity incentive plan, share purchase plan, employee share option plan or similar arrangement that is approved by the Board, as it may be amended from time to time.

1.10       “Exchange Act” means the United States Securities Exchange Act of 1934, as amended,and the rules and regulations promulgated thereunder.

1.11       “Excluded Registration” means: (i) a registration relating to the sale or grant of securities to employees of the Resulting Issuer or a subsidiary pursuant to a share option, share purchase, equity incentive or similar plan; or (ii) a registration relating to an SEC Rule 145 transaction.

1.12       “Form F-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.13       “Form F-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Resulting Issuer with the SEC.

1.14       “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC or, if applicable, the Form F-1.

1.15       “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Resulting Issuer with the SEC or, if applicable, the Form F-3.

1.16       “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.17       “including” (or “includes”) means including (or includes) without limitation.

1.18       “Person” means any individual, corporation, partnership, trust, limited liability Resulting Issuer, association or other entity.

1.19       “Registrable Securities” means any [Common Shares] owned by the Investor on the date hereof or acquired by the Investor after the date hereof pursuant to the SPA or otherwise.

1.20       “Restricted Securities” means the securities of the Resulting Issuer required to be notated with a statutory hold-period legend.

1.21       “SEC” means the Securities and Exchange Commission.

1.22       “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.23       “Securities Act” means the United States Securities Act of 1933, as amended, and the rules  and regulations promulgated thereunder.

1.24       “Selling Expenses” means all underwriting discounts, selling commissions, and share transfer taxes applicable to the sale of Registrable Securities.

1.25       “Shares” means shares in the capital of the Resulting Issuer, including the Common Shares, but excluding any other securities that are non-voting and, directly or indirectly, convertible into or exchangeable or exercisable for shares in the capital of the Resulting Issuer, whether or not subject to conditions, including options granted pursuant to any Equity Incentive Plan.

1.26       “SPA” means a securities purchase agreement, dated August 17, 2018, among the Resulting Issuer, the Investor, and Matevz Mazij, as amended.

1.27       “SPA Amendment” means the fifth amendment, dated on about the date of this Agreement, to the SPA.

1.28       “Subject Period” has the meaning set forth in the SPA.

2.	Registration Rights. The Resulting Issuer covenants and agrees as follows:

2.1        Demand Registration Rights. Anytime after the date hereof, the Investor shall have the right to make a written request (a “Demand Registration Request”) to the Resulting Issuer for registration and/or qualification of all or a part of the Registrable Securities held by the Investor.

(a)         If the Investor requests the Resulting Issuer to prepare and to file with respect to all or any portion of such Investor’s Registrable Securities:

(i)          a Form S-l, if, at such time, the Resulting Issuer has completed a public offering pursuant to a registration statement under the Securities Act; and/or

(ii)       a prospectus on Form 41-101F1 pursuant to National Instrument 41-101 - General prospectus Requirements or similar long form prospectus, and filings and documents necessary to register the sale of such Registrable Securities in Canada;

in each case covering or qualifying for distribution Registrable Securities having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then upon receipt of such request, the Resulting Issuer shall, as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Investor, file a Form S-1 registration statement and/or a Canadian prospectus, as applicable, covering all Registrable Securities that the Investor requested to be registered.

(b)        If at any time when it is eligible to use a Form S-3 or a short form prospectus under Canadian Securities Laws, the Resulting Issuer receives a request from the Investor that the Resulting Issuer file a Form S-3 and/or a short form prospectus under Canadian Securities Laws with respect to outstanding Registrable Securities of the Investor having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then the Resulting Issuer shall as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Investor, file a Form S-3 under the Securities Act and/or a short form prospectus under Canadian Securities Laws covering or qualifying for distribution all Registrable Securities requested to be included in such registration or qualification by the Investor.

(c)         Notwithstanding the foregoing obligations:

(i)          if the Chief Executive Officer of the Resulting Issuer delivers to the Investor a certificate stating that the Board in its good faith judgment has determined that filing or causing the effectiveness of a registration statement or prospectus pursuant Section 2.1(a) or Section 2.1(b) would cause a materially detrimental effect to the Resulting Issuer, then the Resulting Issuer shall have the right to delay the filing or initial effectiveness of such registration statement or prospectus (a “Delay”), and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly; provided, however, that the Resulting Issuer shall not be permitted to exercise a Delay (A) for a period exceeding 90 days or (B) more than once in any 12-month period. The Resulting Issuer shall not register or qualify any securities for its own account or that of any other stockholder during any such Delay other than an Excluded Registration; and

(ii)         the Resulting Issuer shall only obligated to effect a registration and/or qualification under two (2) Demand Registration Requests pursuant to this Section 2.1, provided such requests aren’t delayed in accordance with Section 2.1(c)(i).

2.2       Resulting Issuer Registration. If the Resulting Issuer proposes to register or qualify any of its securities under the Securities Act (subject to the Resulting Issuer completing listing of its Common Shares on the NASDAQ) or Canadian Securities Laws in connection with the public offering of such securities solely for cash (excluding any Excluded Registration), the Resulting Issuer shall, at such time, promptly give the Investor notice of such registration or qualification. Upon the request of the Investor given within twenty (20) days after such notice is given by the Resulting Issuer, the Resulting Issuer shall cause to be registered all of the Registrable Securities that the Investor has requested to be included in such registration statement or prospectus. The Resulting Issuer shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not the Investor has elected to include Registrable Securities in such registration.

2.3        Underwriting Requirements. If, pursuant to Section 2.1, the Investor intends to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Resulting Issuer as a part of their request made pursuant to Section 2.1. The underwriter(s) will be selected by the Resulting Issuer. The Investor shall (together with the Resulting Issuer) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting, solely as a selling security holder and on a several basis from the Resulting Issuer and any other selling security holders. For greater certainty, the Investor shall not be responsible for providing any representations or warranties about the Resulting Issuer or any securities of the Resulting Issuer not held by the Investor (or any Affiliate of the Investor) or any corresponding indemnification obligations in any such underwriting agreement.

2.4       Obligations of the Resulting Issuer. Whenever required under this Section 2.4 to effect the registration or qualification of any Registrable Securities, the Resulting Issuer shall, as expeditiously as reasonably possible:

(a)         in the case of a registration under the Securities Act (subject to the Resulting Issuer completing listing of its Common Shares on the NASDAQ):

(i)         prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Investor, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Investor refrains, at the request of an underwriter of Common Shares (or other securities) of the Resulting Issuer, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to 60 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(ii)         prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(b)         in the case of the qualification for distribution under Canadian Securities Laws:

(i)          prepare and file with the Canadian securities regulatory authority in each province and territory a Canadian prospectus with respect to the distribution of such Registrable Securities and use its best efforts to obtain a receipt or a decision document from such regulator in respect of such Canadian prospectus; and

(ii)         prepare and file with the Canadian securities regulatory authority with whom a Canadian prospectus has been filed pursuant to Section 2.5(b)(i) such amendments and supplements to such Canadian prospectus as may be necessary to comply with the applicable provisions of Canadian Securities Laws with respect to the distribution of all securities qualified by such Canadian prospectus (provided that all Registrable Securities qualified by such Canadian prospectus are distributed within 90 days of the date of such final Canadian prospectus);

(c)       furnish to the Investor such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Investor may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)       register and qualify the securities covered by such registration statement or prospectus under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Investor; provided that the Resulting Issuer shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Resulting Issuer is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)       in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)         cause all such Registrable Securities covered by such registration statement or prospectus to be listed on a securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Resulting Issuer are then listed;

(g)        provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration or qualification;

(h)        promptly make available for inspection by the Investor, any managing underwriter(s) participating in any disposition pursuant to such registration statement or prospectus, and any attorney or accountant or other agent retained by any such underwriter or selected by the Investor, all financial and other records, pertinent corporate documents, and properties of the Resulting Issuer, and cause the Resulting Issuer’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement or prospectus and to conduct appropriate due diligence in connection therewith;

(i)         comply with all applicable rules and regulations of the SEC and all applicable Canadian Securities Laws;

(j)         as promptly as practicable, prepare a supplement or amendment to the registration or prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document as and when necessary so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such registration statement or prospectus in the United States will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and such registration or prospectus will contain full, true and plain disclosure of all material facts relating to the Registrable Securities, and will not contain any “misrepresentation” within the meaning of Canadian Securities Laws;

(k)        enter into such agreements and take such other appropriate actions as are customary and reasonably necessary to complete the disposition of such Registrable Securities;

(l)       cause the executive officers of the Resulting Issuer reasonable cooperation in any offering of Registrable Securities hereunder, including participation in “road shows”, meetings and other communications with potential investors and preparation of materials for such investors and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(m)       notify the Investor, promptly after the Resulting Issuer receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed or, in the case of offering in Canada, of the time when a receipt or a decision document from the Canadian securities commissions has been received; and

(n)       after such registration statement becomes effective or a receipt or a decision document from the Canadian securities commissions has been received in respect of a prospectus, notify the Investor of any request by applicable securities regulators that the Resulting Issuer amend or supplement such registration statement or prospectus.

2.5         Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Investor or the Resulting Issuer; and the reasonable fees and disbursements of counsel for the Investor, shall be borne and paid by the Resulting Issuer. provided, however, that the Resulting Issuer shall not be required to pay for any expenses of any registration or qualification proceeding begun pursuant to Section 2.1 if the registration or qualification request is subsequently withdrawn at the request of the Investor.

2.6        Indemnification. To the extent permitted by law, the Resulting Issuer will indemnify and hold harmless the Investor, and the partners, members, officers, directors, and shareholders of the Investor; legal counsel and accountants for the Investor; any underwriter (as defined in the Securities Act) for the Investor; and each Person, if any, who controls such Investor or underwriter within the meaning of the Securities Act, the Exchange Act or Canadian Securities Laws, against any Damages, and the Resulting Issuer will pay to the Investor, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.6 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Resulting Issuer, which consent shall not be unreasonably withheld or delayed, nor shall the Resulting Issuer be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Investor, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration or qualification. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control. Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Resulting Issuer and Investor under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration or qualification under this Section 2.6, and otherwise shall survive the termination of this Agreement.

3.	Additional Covenants.

3.1       Board Nomination Rights. Provided that the Investor holds securities of the Resulting Issuer representing at least twenty (20%) of the issued and outstanding voting securities in the capital of the Resulting Issuer (calculated on a non-diluted basis), and without limiting any other rights of the Vendor under applicable law, the Investor shall have the right but not the obligation, at any time and upon written notice to the Resulting Issuer, to elect two (2) directors (the “Investor Nominees”), one (1) of whom shall be Matevž Mazij, initially, and the other shall be (i) qualified to act as a director under the policies of the TSX Venture Exchange, (ii) satisfactory to the Board, acting reasonably, and (iii) "independent" of Resulting Issuer within the meaning of applicable Canadian Securities Laws and applicable listing requirements of the Resulting Issuer.

4.	Miscellaneous.

4.1        Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by an Investor in connection with the transfer of shares in the capital of the Resulting Issuer to a transferee that is an Affiliate. The terms and conditions of this Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of any party) and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of any party) and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2        Share Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any share dividend, split, combination or other recapitalization affecting the Shares occurring after the date of this Agreement.

4.3        Governing Law. This Agreement is governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

4.4        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, email (including pdf or electronic signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.5        Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6        No Strict Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

4.7        Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

4.8       Statutory References. A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

4.9        Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by email during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their mailing address or email address as set forth in the records of the Resulting Issuer, as the case may be, or to such mailing address or email address as subsequently modified by written notice given in accordance with this Section 4.99.

4.10      Amendments, Waivers and Termination. This Agreement may be amended, modified or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Resulting Issuer and (b) the Investor.

4.11      Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

4.12      Entire Agreement. This Agreement (including any schedules and exhibits hereto), together with the SPA, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and all other written or oral agreements relating to the subject matter hereof existing between the parties are expressly terminated.

4.13      Dispute Resolution. Any dispute relating to this Agreement shall be resolved in accordance with Section 10.11 of the SPA.

4.14     Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.15      Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each shareholder shall be entitled to specific performance of the agreements and obligations of the Resulting Issuer and the other shareholders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

4.16      Including. Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

4.17      Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

4.18     Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all reasonable costs and expenses incurred by the prevailing party, including all reasonable legal fees.

4.20      Currency. Unless otherwise specified herein, references to monetary amounts or “$” are to the lawful currency of Canada.

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IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first written above.

BRAGG GAMING GROUP INC.

By:
Name:
Title:

K.A.V.O. HOLDINGS LIMITED

By:
Name:
Title: